Exhibit 10.26

November 8, 2011

Anthony J DiMaio

American Business Writers Corporation

221 Lake Terrace Bradley Beach, NJ 07720

Roger Tichenor, CEO

Varca Ventures, Inc. & Wildcat Mining1630 Ringling Blvd., Sarasota, FL 34236

Dear Roger: As we discussed, the following proposal reflects some of the communication services that Anthony DiMaio, shall supply Varca Ventures Inc for a minimum period of twelve (12) months.

I.

TERM: Varca Ventures having offices at 1630 Ringling Blvd. Sarasota, FL 34236 (“Company”) hereby engages American Business Writers Corporation (the “Consultant”) commencing on November 8, 2011 (the “Consultant”) for an initial term of one (1) year (the “Initial Term”), commencing on November 8, 2011 to render consulting services as described in Article II hereof.

II.

DUTIES OF CONSULTANT: During the term of this Agreement, Consultant shall use its best efforts to provide the Company and its wholly-owned subsidiary the services described below (collectively the "Services"). The Services do not include the rendering of legal, tax or securities advice and Consultant shall have no liability to the Company should Company improperly utilize advice or opinions of Consultant in matters of law, taxation or securities. Consultant shall perform the Services as an independent contractor and not as an employee or affiliate of Company.

A.

Investor relations consulting services which shall include:

1

Development of a Public Relations Editorial Calendar

2

Drafting press releases from the Company targeted at the investment community;

3

Media Alerts (Non-material informational releases)

4

Selection of wire service distribution channels and release of all press releases.

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The Consultant will write up to forty (40) press releases and/or media alerts over the course of the twelve (12) month contract.

III.

COMPENSATION: In consideration for the Services rendered by Consultant to Company pursuant to this Agreement, Company shall pay Consultant:

A. Upon signing this Agreement, fifty thousand shares (50,000) of common stock,

IV.

EXPENSES: The Company shall pay Consultant distribution fee for each press release which will include proof reading, and editorial research. Costs for distribution per release are approx $400.

IV.

INDEMNIFICATION: Company hereby acknowledges that Consultant shall rely upon the accuracy of all information provided by Company. Company assumes full and complete responsibility and liability for the financial and other information furnished to Consultant for use on Company’s behalf. Company shall at all times defend, indemnify and hold harmless Consultant and all its directors, officers, agents, employees, representatives and other affiliated entities (“Consultant Indemnified Parties”) from and against any and all damage, loss, claim, expense, deficiency or cost incurred as the result of any claim, suit or proceeding brought against any of the Consultant Indemnified Parties, or in which any of the Consultant Indemnified Parties are asked to participate, as a result of any information, representations, reports or data provided by Company to any of the Consultant Indemnified Parties.

Consultant represents that it will treat Company's material nonpublic information as confidential, as more fully set forth in Article IX hereto. Consultant shall at all times defend, indemnify and hold harmless Company and all its directors, officers, agents, employees, representatives and other affiliated entities (“Company Indemnified Parties”) from and against any and all damage, loss, claim, expense, deficiency or cost incurred as the result of any claim, suit or proceeding brought against any of the Company Indemnified Parties, or in which any of the Company Indemnified Parties are asked to participate, as a result of Consultant's breach of its confidentiality obligations under this agreement. The provisions of this Article V shall survive the expiration or termination of this Agreement.

V.

EARLY TERMINATION: Provided Company is current in all of its obligations hereunder, the Company may terminate this Agreement during  the Initial Term  by providing 20 days prior written notice to Consultant in accordance with Article VII hereof (the “Notice of Early Termination”). The Notice of Early Termination shall be effective as of the last day of the month in which it is received by Consultant (the "Early Termination Date"). Upon receipt of the Notice of Early Termination, Consultant shall only continue work on projects which are already in process and which can reasonably be completed prior to the Early Termination Date.

VI.

GENERAL: Consultant’s Services are not exclusive to Company and Consultant may perform the same or similar services for others, as well as engage in other business activities. This instrument sets forth the entire agreement between the parties and no promise, representation or inducement, except as herein set forth, has been made by either party to this Agreement. No provision or term of this Agreement may be amended, modified, changed, altered, or waived except by written document executed by the parties hereto. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable and the unenforceable provision(s) shall be replaced by mutually acceptable provision(s) which, being valid, legal and enforceable, come closest to the intention of the parties underlying the invalid or unenforceable provision. This Agreement, and the obligations set forth herein, shall be binding on any and all successors and assigns of the parties, including, without limitation, any corporation or other entity with or into which Consultant or Company is merged or consolidated, or any entity which acquires all or substantially all of the assets of Consultant or Company. This Agreement shall be interpreted and enforced in accordance with the laws the state of New Jersey applicable to contracts made and to be performed entirely therein, without regard to the conflict of laws provisions thereof and each party agrees to be subject to the jurisdiction of the courts in the State of New Jersey if a suit is commenced in connection with this Agreement. This clause shall survive any termination of this Agreement. Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed received (i) on the date personally delivered, (ii) the next day after sending if sent by facsimile, Federal Express or any other next-day carrier service, or (iii) the third day after mailing via first-class mail, return receipt requested, to a party at the address specified on the signature page or such other address as designated from time to time. Unless otherwise specified herein, notices shall be delivered:

For Consultant:	For Company:

American Business Writers Corporation	Varca Ventures, Inc.

/s/ Anthony J. Dimaio	/s/ Roger Tichenor
Anthony J DiMaio	Roger Tichenor

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